EXECUTION COPY

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2011, by and among Feihe International Inc., a Utah corporation (“Company”), and each of the persons identified in the first column from the left of Schedule A attached hereto (each a “Redeemed Party” and collectively the “Redeemed Parties”).

WHEREAS, the Company and the Redeemed Parties (in the case of Sequoia Capital US Growth Fund IV. L.P., its predecessors) entered into or became a party through due assignment to that certain subscription agreement, dated as of August 11, 2009 (the “Subscription Agreement”), pursuant to which each Redeemed Party purchased or was assigned the number of issued and outstanding shares of common stock, US$0.001 par value per share, of the Company (the “Common Stock”) set forth in the sixth column from the left of Schedule A attached hereto, opposite the name of such Redeemed Party (such shares of Common Stock collectively, the “Redemption Shares”).

WHEREAS, the Redeemed Parties desire that the Company (or any of its designated subsidiaries, variable interest entities or affiliates (each, a “Company Designee”)) purchase and redeem all of the Redemption Shares; and

WHEREAS, the Company desires to purchase and redeem (directly or through a Company Designee) all of the Redemption Shares from the Redeemed Parties on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Transactions and Closing

(a)           The Transactions.  On each Closing Date (as defined below) and subject to the terms and conditions set forth in this Agreement, each Redeemed Party shall sell, assign, transfer and deliver to the Company (or any Company Designee), and the Company (or such Company Designee) shall redeem and purchase from such Redeemed Party, the number of Redemption Shares set forth in the second to fifth columns, as applicable, from the left of Schedule A attached hereto, opposite the name of such Redeemed Party.  In the event that the Company (or any Company Designee), at any time when any Redemption Shares remain issued and outstanding, changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the number of Redemption Shares then outstanding shall be equitably adjusted.

(b)           Closing.

(i)           Time and Place.  The transactions contemplated hereunder shall be consummated in four (4) closings (the “Closings”, and each a “Closing”).  The Closings shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 30th Floor, Tower 2, China World Trade Center, No. 1 Jianguomenwai Avenue, Beijing, China at 9:00 AM Beijing time on dates selected by the Company (each a “Closing Date”), provided that (i) such dates fall within 30 days after March 31, 2011, September 30, 2011, December 31, 2011 and March 31, 2012 respectively, and (ii) the Company shall have provided written notice to each Redeemed Party of each Closing Date selected by the Company at least three (3) business days prior to such date.  For the avoidance of doubt, the first Closing shall occur on a date between March 31, 2011 and April 30, 2011; the second Closing shall occur between September 31, 2011 and October 30, 2011; the third Closing shall occur between December 31, 2011 and January 30, 2012; and the fourth Closing shall occur between March 31, 2012 and April 30, 2012. Notwithstanding the foregoing, the Company shall have the right to accelerate any Closing Date to a date prior to such Closing Date, provided that the Company shall have provided written notice to each Redeemed Party of such date at least three (3) business days prior to such date.

(ii)           Deliverables at Closing. At each Closing, (i) each Redeemed Party shall deliver to the Company (or any Company Designee) the original stock certificate representing the Redemption Shares held by such Redeemed Party immediately prior to such Closing, together with a duly executed Assignment Separate from Certificate in the form of attached Exhibit A representing the number of Redemption Shares to be sold, assigned, transferred and delivered to the Company (or any Company Designee) at such Closing pursuant to Section 1(a); and (ii) the Company (or any Company Designee) shall (A) pay to each Redeemed Party, as full and complete consideration for such Redemption Shares, an amount equal to the sum of (x) the amount set forth in the seventh column from the left of Schedule A attached hereto opposite the name of such Redeemed Party (the “Principal”) and (B) the interest amount accrued on a daily basis on the Principal at the rate of 1.5% per annum, compounded annually from August 27, 2009 until such Closing Date, by wire transfer of immediately available funds in United States dollars to a bank account designated by such Redeemed Party, and (B) other than the 4th or final Closing on Schedule A, issue and deliver to each Redeemed Party an original stock certificate representing the outstanding number of Redemption Shares to be held by such Redeemed Party immediately after such Closing.

2.           Representations and Warranties of the Redeemed Parties.  Each Redeemed Party, severally and not jointly, represents and warrants to the Company as of the date of this Agreement and as of each Closing Date, that:

(a)           The Redeemed Party has the full, absolute and entire power and legal right to execute and deliver and perform its obligations under this Agreement.

(b)           The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Redeemed Party and this Agreement constitutes a legal, valid and binding obligation of the Redeemed Party enforceable against the Redeemed Party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)           The Redeemed Party is the record owner of the Shares and has good and marketable title thereto, free and clear of any and all liens, pledges, restrictions, options, rights of first refusal, encumbrances, charges, agreements or claims of any kind whatsoever.

(d)           The Redeemed Party has had access to the books and financial and operational records of the Company and to all of the documents and information relating to the operations and activities of the Company.  Prior to the execution of this Agreement, the Redeemed Party has examined, or has had the opportunity to examine, such books, records, documents, and information to such Redeemed Party’s satisfaction, and has been given the opportunity to ask, and has asked and received answers to, any questions such Redeemed Party has concerning any and all aspects of the operations and activities of the Company.

3.           Representations and Warranties of the Company. The Company represents and warrants to each Redeemed Party as of the date of this Agreement and as of each Closing Date, that:

(a)           The Company is a corporation duly organized and validly existing and has full corporate power and authority to execute and deliver and perform its obligations under this Agreement.

(b)           The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)           The consummation by the Company of the transactions contemplated by this Agreement or compliance with the provisions hereunder by the Company will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Company, each as amended to date, (ii) require any permit, authorization, consent or approval of, any governmental entity, or (iii) violate any order, writ, injunction, decree, statute, rule, regulation, or securities exchange rule applicable to the Company, including, without limitation, Section 16.10a.640 of the Utah Revised Business Corporation Act.

4.           Conditions Precedent.

(a)           Conditions Precedent to the Obligations of the Company.  The obligations of the Company to proceed to each Closing and consummate the transactions at such Closing contemplated by this Agreement are subject to satisfaction, or waiver in writing by the Company, of the following conditions:

(i)           The representations and warranties of each of the Redeemed Parties set forth in Section 2 shall be true and correct as of the Closing Date of such Closing.

(ii)           No judgment, order, law, rule or regulation, entered, enacted, enforced or issued against any of the Redeemed Parties by any governmental authority shall be in effect as of the Closing Date of such Closing preventing the consummation of any of the transactions contemplated by this Agreement at such Closing.

(b)           Conditions Precedent to the Obligations of the Redeemed Parties.  The obligations of each Redeemed Party to proceed to each Closing and consummate the transactions at such Closing contemplated by this Agreement are subject to satisfaction, or waiver in writing by such Redeemed Party, of the following conditions:

(i)           The representations and warranties of the Company set forth in Section 3 shall be true and correct as of the Closing Date of such Closing.

(ii)           No judgment, order, law, rule or regulation, entered, enacted, enforced or issued against the Company by any governmental authority shall be in effect as of the Closing Date of such Closing preventing the consummation of any of the transactions contemplated by this Agreement at such Closing.

5.           Termination.  This Agreement may be terminated and the transactions contemplated hereunder, other than the transactions the Closing(s) of which have already occurred, abandoned at any time prior to the fourth and final Closing only as follows:

(a)           by any Redeemed Party, with respect to such Redeemed Party, if (i) all conditions to a Closing set forth in Section 4(a) have been satisfied, and (ii) the Company fails to consummate the transaction contemplated at such Closing under this Agreement in compliance with Section 1(b), the delay of which exceeds 30 days; or

(b)           by the Company, if (i) all conditions to a Closing set forth in Section 4(b) have been satisfied, and (ii) the Redeemed Parties fail to consummate the transaction contemplated at such Closing under this Agreement in compliance with Section 1(b), the delay of which exceeds 30 days; or

(c)           by mutual agreement of the Company and the Redeemed Parties.

6.           Effect of Termination.  If this Agreement is terminated pursuant to Section 5, this Agreement shall be of no effect with no liability on the part of any party hereto, except (i) that the provisions set forth in Sections 6, 8, 9, 10, 13, 14 and 15, shall survive the termination hereof and (ii) that no such termination shall relieve any party of any liability or damages resulting from any breaches by that party of this Agreement prior to such termination.

7.           Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereunder, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to each Closing to be satisfied as promptly as reasonably practicable, (b) the making of all necessary registrations and filings with any governmental authority or stock exchange, (c) the obtaining of all necessary consents, approvals or waivers from the parties hereto or any third parties, (d) the execution and delivery of any additional instruments necessary to consummate and to fully carry out the purposes of the transactions contemplated hereunder.  In the event that the Company may seek financing from a third party investor, provided (x) the Company has timely made the payment in full at the first Closing in compliance with Section 1(b)(ii) and (y) at the time of notice by the Company to the Redeemed Parties summarizing the material terms of such financing, the Company has not breached any representation, warranty, covenant or obligation of the Company under this Agreement, then the Redeemed Parties shall give written consent to such financing under Section 8.2 of the Subscription Agreement within five (5) business days after receipt of such notice.

8.           Termination of Certain Rights.  From the date hereof, all rights and obligations set forth in Section 8.6 of the Subscription Agreement are immediately terminated and of no further force and effect.

9.           Adjustment of Interest Rate.  With respect to the transactions contemplated at each Closing by this Agreement, in the event that such Closing does not occur in compliance with Section 1(b), if the conditions set forth in Section 4(a) are satisfied, the interest rate under Section 1(b) hereof shall be increased from 1.5% to 10% per annum, compounded annually for the entire period commencing from August 27, 2009 until the date of such Closing.  For the sake of clarity, such increased interest will only accrue as to the amount that the Company would be required to pay to Sequoia at such Closing, and not any amounts that would only be required to be paid at a future Closing.

10.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given only when received by the intended recipient thereof and only if sent by certified mail, an overnight courier service, delivered personally or by facsimile or other electronic transmission (including electronic correspondence), to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to the Redeemed Parties, to:

Room 2408, Air China Plaza
No. 36 Xiaoyun Road
Chaoyang District, Beijing 100027, PRC
Attention: George Xu
Fax: +86(10) 8447 5669
Email:  xu@sequoiacap.com

and

300 Sand Hill Road, 4-250
Menlo Park, CA 94250, USA
Attention: Melinda Dunn
Fax: +1(650) 854 2977
Email: melinda@sequoiacap.com

with a copy to:

Suite 2215, Two Pacific Place
88 Queensway, Hong Kong, PRC
Attention: Jimmy Wong
Fax: +852 2501 5249
Email: wong@sequoiacap.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, Tower 2, China World Trade Center
No. 1 Jianguomenwai Avenue, Beijing 100004
The People’s Republic of China
Attention: Peter Huang, Esq.
Fax: +86(10) 6535 5577
Email: peter.huang@skadden.com

if to the Company, to:

Feihe International Inc.
Star City International Building
10 Jiuxianqiao Road, C-16th Floor
Chaoyang District, Beijing, PRC
Attention: Mr. Leng You-Bin
Fax: +86(10) 8456 7768
Email: lengyoubin@feihe.com

with a copy to:

DLA Piper LLP (US)
701 Fifth Avenue, Suite 7000
Seattle, WA 98104-7044, USA
Attention:  Matthew D. Adler
    Andrew Ledbetter
Fax: +1(206)494 1800
Email:  matt.adler@dlapiper.com
            andrew.ledbetter@dlapiper.com

11.           Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

12.           Transfer Documents.  Each of the Redeemed Parties and the Company shall (i) make such other agreements and execute such other documents as the parties determine necessary to effectuate the transactions contemplated by this Agreement, and (ii) provide the other party with such additional information and documents as may reasonably be requested in connection with the purchase and sale of the Redemption Shares hereunder.

13.           Governing Law and Dispute Resolution.  This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard to New York choice of law rules.  Any dispute arising out of or in connection with this Agreement shall be referred to the Hong Kong International Arbitration Centre in Hong Kong. The arbitration proceedings shall be conducted in English pursuant to the Arbitration Rules of the United Nations Commission on International Trade Law, as currently in effect and a decision rendered by the arbitral tribunal in such proceedings shall be final and binding on the parties.  All rights to apply or appeal to any court on a preliminary or other point of law are excluded; provided, however, that nothing herein shall limit the ability of a party to seek specific performance or interim injunctive relief in any court of competent jurisdiction.

14.           Specific Performance.  Each of the Company, on the one side, and the Redeemed Parties, on the other side, acknowledges that the other party would suffer irreparable damage and would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by it or them, as the case may be, in accordance with its terms.  Therefore, each party agrees that each of the parties shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond or other security).

15.           Invalidity or Unenforceability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, a Court of competent jurisdiction may add or modify, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

16.           Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. No party may (a) assign its rights or obligations under this Agreement, in whole or in part, or (b) designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement (each, an “Assignment”), in each case without the prior written consent of the other parties; provided, however, that each Redeemed Party may effect an Assignment to an Affiliate in a transaction complying with applicable securities laws without the prior written consent of the Company, if such Assignment does not affect the obligations of such Redeemed Party hereunder; provided further, however, that the Company may effect an Assignment to a Company Designee without the prior written consent of the Redeemed Parties.  In the event of any Assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement.

17.           Change; Waiver.  No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party waiving its rights.  The failure of either party at any time to insist upon, or any delay by either party at any time to insist upon, strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

18.           Entire Agreement.  This Agreement sets forth all of the promises, agreements, conditions, understandings and covenants between the parties hereto with respect to the subject matter referred to herein, and there are no promises other than as set forth herein.  Any and all prior agreements with respect to such subject matter are hereby revoked.  This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to such subject matter.

19.           No Third Party Rights.  This Agreement is intended solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer any benefits upon, or create any rights in favor of, any other person.

20.           Time of the Essence.  Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

21.           Headings.  The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

22.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic transmission in PDF format shall be deemed due execution and delivery for all purposes.

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EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FEIHE INTERNATIONAL, INC.

By: /s/ Leng You-Bin
Name: Leng You-Bin
Title: Chief Executive Officer

[Signature page to Redemption Agreement]

SEQUOIA CAPITAL CHINA I, L.P.
SEQUOIA CAPITAL CHINA PARTNERS FUND I, L.P.
SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P.

By:	Sequoia Capital China Management I, L.P.,
A Cayman Islands Exempted Limited partnership,
General Partner of Each
By:	SC China Holding Limited
A Cayman Islands Exempted Limited partnership
General Partner of Each

/s/ Jimmy Wong
Name: Jimmy Wong
Title: Authorized Signatory

SEQUOIA CAPITAL CHINA GROWTH FUND I, L.P.
SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND I, L.P.
SEQUOIA CAPITAL CHINA GF PRINCIPALS FUND I, L.P.

By:	Sequoia Capital China Growth Fund Management I, L.P.
A Cayman Islands Exempted Limited partnership,
General Partner of Each

By:	SC China Holding Limited
A Cayman Islands Exempted Limited partnership
General Partner of Each

/s/ Jimmy Wong
Name: Jimmy Wong
Title: Authorized Signatory

[Signature page to Redemption Agreement]

SEQUOIA CAPITAL US GROWTH FUND IV, L.P.
SEQUOIA CAPITAL USGF PRINCIPALS FUND IV, L.P.

By:	SCGF IV Management, L.P.
A Cayman Islands exempted limited partnership
General Partner of Each

By:	SCGF GenPar, Ltd
A Cayman Islands limited liability company
Its General Partner

/s/ Scott Carter
Name: Scott Carter
Title: Managing Director

[Signature page to Redemption Agreement]

SCHEDULE A

	Redemption Shares to be redeemed at:
Redeemed Party	1st Closing	2nd Closing	3rd Closing	4th Closing	Redemption Shares (Total)	Principal for each Closing (US$)	Total Purchase Price (US$)
Sequoia Capital China I, L.P.	24,613	24,612	24,613	24,612	98,450	590,700.00	2,362,800.00
Sequoia Capital China Partners Fund I, L.P.	2,828	2,828	2,828	2,828	11,312	67,875.00	271,500.00
Sequoia Capital China Principals Fund I, L.P.	3,809	3,810	3,809	3,810	15,238	91,425.00	365,700.00
Sequoia Capital China Growth Fund I, L.P.	363,417	363,416	363,417	363,416	1,453,666	8,721,997.50	34,887,990.00
Sequoia Capital China Growth Partners Fund I, L.P.	8,666	8,667	8,666	8,667	34,666	207,997.50	831,990.00
Sequoia Capital China GF Principals Fund I, L.P.	44,583	44,584	44,583	44,584	178,334	1,070,002.50	4,280,010.00
Sequoia Capital US Growth Fund IV, L.P.	199,667	199,667	199,667	199,666	798,667	4,792,000.50	19,168,002.00
Sequoia Capital USGF Principals Fund IV, L.P.	8,667	8,666	8,667	8,667	34,667	208,002.00	832,008.00
Total	656,250	656,250	656,250	656,250	2,625,000	15,750,000	63,000,000.00

Exhibit A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby assigns, transfers and conveys to ________________ an aggregate of ______________ shares of common stock of Feihe International, Inc., a Utah corporation (the “Company”), pursuant that certain redemption agreement dated January __, 2011 (the “Redemption Agreement”) by and among the Company and the Redeemed Parties (as defined in the Redemption Agreement), standing in the name of the undersigned on the books of the Company, represented by Certificate No. _____ for _______________ shares, delivered herewith, and hereby irrevocably constitutes and appoints Progressive Transfer Co. to transfer said shares on the books of the Company with full power of substitution in the premises.

EXECUTED this _______ day of _______________, 20____.

Redeemed Holder: _____________________________ By: ________________________________________ Name: ______________________________________ Its: ________________________________________